Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of Dealertrack Technologies, Inc. on Form S-3 of our report dated May 13, 2014, relating to the consolidated financial statements of Dealer Dot Com, Inc. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 appearing in the Current Report on Form 8-K/A of Dealertrack Technologies, Inc. dated August 11, 2014. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

August 11, 2014